EXHIBIT 99.1

Apyx Medical Corporation Reports Second Quarter 2025 Financial Results

• Successfully launched AYON Body Contouring System™ to key surgeons in critical geographies; plan for commercial launch in September 2025
• Initiated commercial sales of Renuvion® in China with strong clinical interest and completed initial procedures
• Based on pre-sales of AYON, the Company increased its total revenue guidance for FY2025 to a range of $50.0 million to $52.0 million
• Management to host a conference call today at 4:30 p.m. ET

CLEARWATER, FL — August 7, 2025 - Apyx Medical Corporation (NASDAQ:APYX) (“Apyx Medical;” the “Company”), the manufacturer of a proprietary helium plasma and radiofrequency platform technology marketed and sold as Renuvion® and the AYON Body Contouring System™ (AYON), today reported financial results for its quarter ended June 30, 2025.

Recent Financial and Operating Highlights:

•	Reported total revenue of $11.4 million in the second quarter of 2025, compared to $12.1 million in the comparable period last year.
◦	Advanced Energy revenue was relatively flat year-over-year at $9.7 million in the second quarter of 2025, compared to $9.8 million in the second quarter of 2024.
◦	OEM revenue was approximately $1.7 million in the second quarter of 2025 representing a decrease of 28.5% year-over-year.
•	Net loss attributable to stockholders decreased by $2.8 million, or 42%, in the second quarter of 2025 to $3.8 million, compared with a net loss attributable to stockholders of $6.6 million in the second quarter of 2024.
•	Adjusted EBITDA loss decreased by $2.3 million, or 54%, to $2.0 million for the second quarter of 2025, compared with $4.3 million for the second quarter of 2024.
•	AYON received 510(k) clearance from the U.S. Food and Drug Administration (the “FDA”). AYON is an all-in-one system that integrates advanced modalities to perform multiple functions seamlessly, removing unwanted fat, enhancing tissue contraction and addressing the full range of patient needs from contouring to aesthetic enhancement.
•	Launched initial U.S. sales of AYON, placing units with key surgeons in critical geographies. Customer demand has exceeded expectations. The Company plans commercial launch in September 2025.
•	Announced strong interest and positive early response from physicians following launch of Renuvion in China as part of a planned international commercialization strategy. Distribution partner for China, GlamMoon Medical Technology, is ramping up a targeted sales and marketing campaign, following the recent initial market clearance for Renuvion from the National Medical Products Administration of China.
•	Renuvion was a highlight of this year’s Miami Swim Week, which featured inspiring stories of real patients who have reclaimed their self-confidence through Renuvion treatments.
•	Strengthened management team to help drive sustained sales growth worldwide markets, including the appointments of John Featherstone as Vice President of North American Sales and Simon Davies as Director of International Sales, Europe and Asia-Pacific.

“Building on the growing success of Renuvion in the U.S., we recently initiated the soft commercial launch of the AYON following FDA clearance in the second quarter of 2025. Customer interest in AYON quickly exceeded our expectations for this early stage of the rollout, with surgeons selected to be early adopters already installing our system and performing initial procedures. As a result, we have increased our revenue guidance for the full year 2025 to $50.0 million to $52.0 million and look forward to a nationwide launch of AYON in September,” said Charlie Goodwin, President and Chief Executive Officer. “Looking to our international commercial strategy, we have made significant progress in bringing Renuvion to China, which is the the third largest market for aesthetic surgery.  Following its initial regulatory clearance, our distribution partner, GlamMoon Medical Technology, quickly began ramping up a targeted sales and marketing campaign for Renuvion.  In just a few weeks they have reported broad interest among surgeons and patients for this revolutionary device. We believe Renuvion is well-position to become the standard-of-care for the rapidly growing patient population on GLP-1 drugs who choose to address their loose skin post-weight loss.  These developments underscore the strength of our product portfolio and the scale of the market opportunity ahead of us.”

The following tables present revenue by reportable segment and geography:

	Three Months Ended				Six Months Ended
	June 30,				June 30,
(In thousands)	2025	2024	$ Change	% Change	2025	2024	$ Change	% Change
Advanced Energy	$9,670	$9,766	$(96)	(1.0)%	$17,557	$17,219	$338	2.0%
OEM	1,703	2,383	(680)	(28.5)%	3,246	5,174	(1,928)	(37.3)%
Total	$11,373	$12,149	$(776)	(6.4)%	$20,803	$22,393	$(1,590)	(7.1)%

	Three Months Ended				Six Months Ended
	June 30,				June 30,
(In thousands)	2025	2024	$ Change	% Change	2025	2024	$ Change	% Change
Domestic	$7,776	$8,687	$(911)	(10.5)%	$14,519	$15,666	$(1,147)	(7.3)%
International	3,597	3,462	135	3.9%	6,284	6,727	(443)	(6.6)%
Total	$11,373	$12,149	$(776)	(6.4)%	$20,803	$22,393	$(1,590)	(7.1)%

Second Quarter 2025 Results:

Total revenue for the three months ended June 30, 2025, decreased to $11.4 million, compared to $12.1 million in the prior year period. Advanced Energy segment sales were essentially flat year-over-year, at approximately $9.7 million for the three months ended June 30, 2025, when compared with $9.8 million for the three months ended June 30, 2024. In the second quarter of 2025, in the U.S., we took preorders for the AYON system, which includes an Apyx One Console. For customers that did not already have an Apyx One Console, we shipped the Apyx One Console during the quarter and expect to ship the balance of the AYON system in the third and fourth quarters. OEM segment sales decreased 28.5%, or approximately $0.7 million, to $1.7 million for the three months ended June 30, 2025 when compared with $2.4 million for the three months ended June 30, 2024. The decrease in OEM sales was due to decreases in sales volume to existing customers, including Symmetry Surgical under the Company’s 10-year generator manufacturing and supply agreement.

Gross profit for the three months ended June 30, 2025, decreased to $7.1 million, compared with $7.5 million in the comparable prior year period. Gross margin for the three months ended June 30, 2025, was 62.3%, compared to 61.7% in the prior year period. The increase in gross margin is primarily attributable to changes in product mix between segments, with Advanced Energy comprising a higher percentage of total sales, as well as product mix within the Advanced Energy segment. These increases were partially offset by a decrease in the average selling price of generators to domestic customers, geographic mix within the Advanced Energy segment, with international sales comprising a higher percentage of total sales, and product mix within the OEM segment.

Operating expenses decreased $3.4 million to $9.7 million for the three months ended June 30, 2025, compared with $13.0 million in the prior year period. The decrease in operating expenses was driven by a $1.6 million decrease in salaries and related costs, a $0.7 million decrease in selling, general and administrative expenses, a $0.6 million decrease in research and development expenses, and a $0.5 million decrease in professional services expenses.

Other expense, net for the three-month periods ended June 30, 2025 and 2024, was $1.1 million and $1.0 million, respectively. The increase was primarily due to a $0.2 million decrease in interest income.

Income tax expense was $49,000 for the three months ended June 30, 2025, compared with $50,000 for the prior year period.

Net loss attributable to stockholders was $3.8 million, or $0.09 per share, for the three months ended June 30, 2025, compared with $6.6 million, or $0.19 per share, in the prior year period.

Adjusted EBITDA loss for the three-month periods ended June 30, 2025 and 2024 was $2.0 million and $4.3 million, respectively.

Financial Guidance for Full Year 2025:

The Company announced an upward revision to select financial guidance targets for the year ending December 31, 2025:

•	Total revenue in the range of $50.0 million to $52.0 million, up from the previous guidance of $47.6 million to $49.0 million. This is compared to $48.1 million for the year ended December 31, 2024.
◦	Total revenue guidance assumes:
▪

Advanced Energy revenue is expected to be in the range of $42.0 million to $44.0 million, up from the previous guidance of $39.6 million to $41.0 million.  This is compared to approximately $38.6 million for the year ended December 31, 2024.

▪	OEM revenue is expected to be approximately $8.0 million, compared to approximately $9.5 million for the year ended December 31, 2024.
•	Total Company expects operating expenses of less than $40.0 million for the year ended December 31, 2025.

Conference Call Details:

Management will host a conference call at 4:30 p.m. Eastern Time on August 7, 2025 to discuss the results of the second quarter 2025, and to host a question and answer session. To listen to the call by phone, interested parties may dial 800-717-1738 (or 646-307-1865 for international callers) and provide access code 35370. Participants should ask for the “Apyx Medical Corporation Call”. A live webcast of the call will be accessible via the Investor Relations section of the Company’s website and accessible directly via the following link:

https://viavid.webcasts.com/starthere.jsp?ei=1724444&tp_key=916df331fb

An archive of the webcast will be accessible approximately one hour after the live event ends on the Investor Relations section of the Company’s website.

Investor Relations Contact:

Jeremy Feffer, Managing Director LifeSci Advisors

OP: 212-915-2568

jfeffer@lifesciadvisors.com

About AYON Body Contouring System™:

AYON is a groundbreaking, surgeon-designed body contouring system that combines precision, versatility, and innovation in an all-in-one platform. It seamlessly integrates fat removal, closed loop contouring, tissue contraction, and electrosurgical capabilities, empowering surgeons to deliver the most comprehensive body contouring treatments for patients. With advanced features like LIFT Technology for real-time adjustments and Renuvion for enhanced tissue contraction, AYON sets a new standard in surgical care, streamlining procedures and maximizing patient outcomes. Backed by Apyx Medical’s expertise and evidence-based design, AYON delivers consistent, reliable performance and an unmatched return on investment. As the first of its kind, AYON is revolutionizing body contouring and shaping the future of aesthetic surgery.

About Apyx Medical Corporation:

Apyx Medical Corporation is an advanced energy technology company with a passion for elevating people’s lives through innovative products, including its Helium Plasma Platform Technology products marketed and sold as Renuvion and now the AYON Body Contouring SystemTM in the cosmetic surgery market and J-Plasma® in the hospital surgical market. Renuvion and J-Plasma offer surgeons a unique ability to provide controlled heat to tissue to achieve their desired results. The effectiveness of Renuvion and J-Plasma are supported by more than 90 clinical documents. The Company also leverages its deep expertise and decades of experience in unique waveforms through OEM agreements with other medical device manufacturers. For further information about the Company and its products, please refer to the Apyx Medical Corporation website at

www.ApyxMedical.com.

Cautionary Statement on Forward-Looking Statements:

Certain matters discussed in this release and oral statements made from time to time by representatives of the Company may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and the Federal securities laws. Although the Company believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be achieved.

All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including but not limited to, projections of net revenue, margins, expenses, net earnings, net earnings per share, or other financial items; projections or assumptions concerning the possible receipt by the Company of any regulatory approvals from any government agency or instrumentality including but not limited to the U.S. Food and Drug Administration (the “FDA”), supply chain disruptions, component shortages, manufacturing disruptions or logistics challenges; or macroeconomic or geopolitical matters and the impact of those matters on the Company’s financial performance.

Forward-looking statements and information are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Many of these factors are beyond the Company’s ability to control or predict. Important factors that may cause the Company’s actual results to differ materially and that could impact the Company and the statements contained in this release include but are not limited to risks, uncertainties and assumptions relating to the regulatory environment in which the Company is subject to, including the Company’s ability to gain requisite approvals for its products from the FDA and other governmental and regulatory bodies, both domestically and internationally; sudden or extreme volatility in commodity prices and availability, including supply chain disruptions; changes in general economic, business or demographic conditions or trends; changes in and effects of the geopolitical environment; liabilities and costs which the Company may incur from pending or threatened litigations, claims, disputes or investigations; and other risks that are described in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024 and the Company’s other filings with the Securities and Exchange Commission. For forward-looking statements in this release, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The Company assumes no obligation to update or supplement any forward-looking statements whether as a result of new information, future events or otherwise.

APYX MEDICAL CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited) (In thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2025	2024	2025	2024
Sales	$11,373	$12,149	$20,803	$22,393
Cost of sales	4,290	4,656	8,055	8,951
Gross profit	7,083	7,493	12,748	13,442
Other costs and expenses:
Research and development	824	1,424	1,628	2,821
Professional services	1,621	2,096	3,070	3,670
Salaries and related costs	3,072	4,682	6,153	9,378
Selling, general and administrative	4,140	4,838	7,522	9,735
Total other costs and expenses	9,657	13,040	18,373	25,604
Loss from operations	(2,574)	(5,547)	(5,625)	(12,162)
Interest income	278	439	582	934
Interest expense	(1,393)	(1,427)	(2,769)	(2,823)
Other expense, net	—	(1)	—	(22)
Total other expense, net	(1,115)	(989)	(2,187)	(1,911)
Loss before income taxes	(3,689)	(6,536)	(7,812)	(14,073)
Income tax expense	49	50	98	103
Net loss	(3,738)	(6,586)	(7,910)	(14,176)
Net income (loss) attributable to non-controlling interest	40	(30)	18	(44)
Net loss attributable to stockholders	$(3,778)	$(6,556)	$(7,928)	$(14,132)

Loss per share:
Basic and diluted	$(0.09)	$(0.19)	$(0.19)	$(0.41)

APYX MEDICAL CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share data)

	June 30, 2025
	(Unaudited)	December 31, 2024
ASSETS
Current assets:
Cash and cash equivalents	$29,301	$31,741
Trade accounts receivable, net of allowance of $1,050 and $1,000	11,248	15,480
Inventories, net of provision for obsolescence of $1,132 and $1,032	8,192	7,564
Prepaid expenses and other current assets	1,174	1,655
Total current assets	49,915	56,440
Property and equipment, net of accumulated depreciation and amortization of $4,120 and $3,989	2,048	1,987
Operating lease right-of-use assets	4,464	4,703
Finance lease right-of-use assets	38	48
Other assets	1,723	1,664
Total assets	$58,188	$64,842
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$2,893	$2,615
Accrued expenses and other current liabilities	7,275	7,751
Current portion of operating lease liabilities	378	335
Current portion of finance lease liabilities	20	20
Total current liabilities	10,566	10,721
Long-term debt, net of debt discounts and issuance costs	34,365	33,893
Long-term operating lease liabilities	4,292	4,483
Long-term finance lease liabilities	23	33
Long-term contract liabilities	1,194	1,118
Other liabilities	292	259
Total liabilities	50,732	50,507
EQUITY
Preferred stock, $0.001 par value; 10,000,000 shares authorized; 0 issued and outstanding as of June 30, 2025 and December 31, 2024	—	—
Common stock, $0.001 par value; 75,000,000 shares authorized; 37,793,886 issued and outstanding as of June 30, 2025, and December 31, 2024	38	38
Additional paid-in capital	93,054	92,083
Accumulated deficit	(85,839)	(77,911)
Total stockholders’ equity	7,253	14,210
Non-controlling interest	203	125
Total equity	7,456	14,335
Total liabilities and equity	$58,188	$64,842

APYX MEDICAL CORPORATION
RECONCILIATION OF GAAP NET LOSS TO NON-GAAP ADJUSTED EBITDA
(Unaudited)

Use of Non-GAAP Financial Measure

We present the following non-GAAP measure because we believe such measure is a useful indicator of our operating performance. Our management uses this non-GAAP measure principally as a measure of our operating performance and believes that this measure is useful to investors because it is frequently used by analysts, investors and other interested parties to evaluate companies in our industry. We also believe that this measure is useful to our management and investors as a measure of comparative operating performance from period to period. The non-GAAP financial measure presented in this release should not be considered as a substitute for, or preferable to, the measures of financial performance prepared in accordance with GAAP.

The Company has presented the following non-GAAP financial measure in this press release: adjusted EBITDA. The Company defines adjusted EBITDA as its reported net income (loss) attributable to stockholders (GAAP) plus income tax expense (benefit), interest, depreciation and amortization, stock-based compensation expense and other significant non-recurring items.

	Three Months Ended		Six Months Ended
(In thousands)	June 30,		June 30,
	2025	2024	2025	2024
Net loss attributable to stockholders	$(3,778)	$(6,556)	$(7,928)	$(14,132)
Interest income	(278)	(439)	(582)	(934)
Interest expense	1,393	1,427	2,769	2,823
Income tax expense	49	50	98	103
Depreciation and amortization	132	156	270	313
Stock-based compensation	520	1,050	971	2,178
Adjusted EBITDA	$(1,962)	$(4,312)	$(4,402)	$(9,649)